Exhibit 99.1

CNX Reports Third Quarter Results and Provides
Updated 2019 and 2020 Guidance

PITTSBURGH (October 29, 2019) - CNX Resources Corporation (NYSE: CNX) ("CNX" or "the company") reports the following financial results, which are in accordance with generally accepted accounting principles (GAAP) in the U.S.:

During the third quarter of 2019:

•
The company reported net income attributable to CNX shareholders of $116 million, or earnings of $0.61 per diluted share, compared to net income attributable to CNX shareholders of $125 million, or earnings of $0.59 per diluted share, in the third quarter of 2018. During the third quarter of 2019 and 2018 there were unrealized gains on commodity derivative instruments of $157 million and $15 million, respectively.

•
The company reported total production costs of $1.99 per Mcfe, including $0.86 per Mcfe of Depreciation, Depletion, and Amortization (DD&A), compared to $1.97 per Mcfe, including $0.93 per Mcfe of DD&A, in the year-earlier quarter.

•	On a consolidated basis, the company reported net income of $144 million for the 2019 third quarter, compared to net income of $147 million in the third quarter of 2018.

•	Capital expenditures were $336 million, compared to $297 million spent in the year-earlier quarter.

•	The company had total weighted-average diluted shares of common stock outstanding of 188,430,959, compared to 212,708,082 shares in the third quarter of 2018.

Third Quarter Highlights
CNX's management uses non-GAAP financial measures for planning, forecasting and evaluating business and financial performance, and believes that they are useful for investors in analyzing the company. Stand-alone results include both CNX's Exploration & Production (E&P) and Unallocated segments (but not the Midstream segment) plus distributions CNX receives from CNX Midstream Partners LP ("CNXM"). CNX believes that providing stand-alone results provides investors with more transparency and a better ability to compare CNX's financial results to those of our peer group. The term "consolidated" includes 100% of the results of CNX, CNX Gathering LLC, and CNXM on a consolidated basis. For the third quarter of 2019, the company:

•	Had sales volumes of 128 Bcfe, or an increase of 8% from the 119 Bcfe sold in the third quarter of 2018.

•	Had fully burdened cash margin of $0.82 per Mcfe, or a decrease of 36% from the $1.29 per Mcfe in the third quarter of 2018.

•	Turned-in-line 24 wells.

"CNX accomplished a number of significant items in the third quarter: production costs and capital came in better than expected; we reconfigured our workflows and now expect $25 million in selling, general, and administrative (SG&A) cash cost savings in 2020 compared to the previous guidance; we completed the Richhill waterline to feed the Evolution all-electric frac fleet and drive further efficiencies and cycle time improvements in our core Southwest Pennsylvania development area; and we turned-in-line 24 wells late in the quarter to set the company up for strong production in the fourth quarter," commented Nicholas J. DeIuliis, president and CEO. "These accomplishments create improvement for 2019, and our updated guidance shows lower capital and higher production for the year.”

“We continue to follow the rate of return math when allocating capital," continued Mr. DeIuliis. "Macro supply and demand concerns certainly lowered the forward strip during the past quarter, and we are adjusting activity accordingly by lowering our capital and production guidance for 2020. In spite of the price decline, we are increasing our 2020 free

Exhibit 99.1

cash flow (FCF) guidance to $146 million. Based on this activity we expect to grow production and generate significant FCF in 2021.”

"These changes to our 2019 and 2020 guidance reflect our ability to make decisions in a fast-moving world," Mr. DeIuliis continued. "Commodity prices dropped, which meant our capital allocation options adjusted, and our decision making changed with them. Debt capital allocation became more attractive due to the disconnect in the credit markets, and we want to take advantage of it by generating FCF in 2020 and using it to pay down debt. Share buybacks remain very attractive and we see ample time to continue reducing our share count meaningfully. With the 2020 production guidance change, we simply built inventory and an easier path for 2021 and beyond. We designed the company to navigate and do well in the challenging world the industry faces today."

Don Rush, CFO, added, "Following the end of the quarter, the company completed its scheduled semi-annual borrowing base redetermination under its revolving credit facility, resulting in the lending group increasing CNX's borrowing base from $2.1 billion to $2.3 billion."

The following table represents certain non-GAAP financial measures used by the company:1

	Quarter	Quarter		Quarter	Quarter
	Ended	Ended		Ended	Ended
	September 30, 2019	September 30, 2018		September 30, 2019	September 30, 2018
(Dollars in millions, except per share data)	Stand-alone		% Increase/(Decrease)	Consolidated		% Increase/(Decrease)
Adjusted Net (Loss) Income	$(11)	$26	(142.3)%	$31	$57	(45.6)%
Total Shares Outstanding (in millions)[2]	186.6	203.6	(8.3)%	—	—	—%
Adjusted Net (Loss) Income per Outstanding Share[2]	$(0.06)	$0.13	(146.2)%	—	—	—%
Adjusted EBITDAX	$159	$203	(21.7)%	$204	$239	(14.6)%
Adjusted EBITDAX per Outstanding Share[2]	$0.85	$1.00	(15.0)%	$1.09	$1.17	(6.8)%
Capital Expenditures[3]	$272	$255	6.7%	—	—	—%
1The Non-GAAP financial measures in the table above are defined and reconciled to GAAP net income, under the caption "Non-GAAP Financial Measures" below.
2For the quarter ended September 30, 2019, total shares outstanding of 186,586,751 (Non-GAAP) are as of October 15, 2019. For the quarter ended September 30, 2018, total shares outstanding of 203,599,810 (Non-GAAP) are as of October 16, 2018.
3Capital expenditures exclude $63.9 million and $42.3 million of total capital investment net to CNXM in the third quarter of 2019 and 2018, respectively, as reported in CNXM Third Quarter Results.

The following table highlights operating cash margins and fully burdened cash margins:

Exhibit 99.1

	Quarter	Quarter
	Ended	Ended
(Per Mcfe)	September 30, 2019	September 30, 2018
Average Sales Price - E&P	$2.51	$2.92
Total Production Cash Costs[1]	1.13	1.04
Operating Cash Margin	$1.38	$1.88
Operating Cash Margin (%)	55%	64%

Total Fully Burdened Cash Costs[2]	$1.69	$1.63
Fully Burdened Cash Margin	$0.82	$1.29
Fully Burdened Cash Margin (%)	33%	44%
1See the "Price and Cost Data Per Mcfe" table below for reconciliation to total Production Costs.
2Fully burdened cash costs includes production cash costs, selling, general and administrative (SG&A) cash costs, other operating cash expense, other cash (income) expense, and interest expense.

Operations:
During the quarter, we used up to three horizontal rigs and drilled 15 wells. The company currently has two rigs in operation, which it expects to run into 2020, along with one frac crew.

During the quarter, the company utilized three frac crews to complete 20 wells, which included 14 Marcellus Shale wells and six Utica Shale wells. CNX has been a first mover in the basin by entering into a long-term contract with Evolution, an all-electric frac crew. The Evolution crew started operations in the second quarter of 2019 and is currently providing fuel savings of approximately $250,000 per well, which is a savings increase of approximately $70,000 per well over the prior expected savings that were highlighted last quarter.

CNX turned-in-line 24 wells in the third quarter, of which 10 were turned-in-line at the end of the third quarter. The 24 wells consisted of the following: 10 Marcellus Shale wells in Greene County, Pennsylvania; five Marcellus Shale wells in Tyler County, West Virginia; four Utica Shale wells in Marshall County, West Virginia; three Utica Shale wells in Greene County, Pennsylvania; and two Utica Shale wells in Monroe County, Ohio.

CNX's natural gas and liquids production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	September 30, 2019	September 30, 2018	% Increase/(Decrease)	June 30, 2019	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	79.2	61.9	27.9%	84.3	(6.0)%
Utica Sales Volumes (Bcf)	26.8	31.9	(16.0)%	28.1	(4.6)%
CBM Sales Volumes (Bcf)	14.1	14.7	(4.1)%	13.9	1.4%
Other Sales Volumes (Bcf)	0.1	—	100.0%	0.1	—%

LIQUIDS[1]
NGLs Sales Volumes (Bcfe)	8.0	10.0	(20.0)%	7.9	1.3%
Oil Sales Volumes (Bcfe)	—	0.1	(100.0)%	—	—%
Condensate Sales Volumes (Bcfe)	0.1	0.4	(75.0)%	0.2	(50.0)%

TOTAL (Bcfe)	128.3	119.0	7.8%	134.5	(4.6)%

Average Daily Production (MMcfe)	1,394.6	1,293.0		1,477.6
1NGLs, Oil and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.

PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	September 30, 2019	September 30, 2018	June 30, 2019
Average Sales Price - Gas	$2.04	$2.71	$2.51
Average Gain on Commodity Derivative Instruments - Cash Settlement- Gas	$0.47	$0.03	$0.08
Average Sales Price - Oil*	$9.44	$10.50	$8.42
Average Sales Price - NGLs*	$2.28	$4.68	$3.06
Average Sales Price - Condensate*	$12.59	$9.76	$7.56

Average Sales Price - Total Company	$2.51	$2.92	$2.63

Lease Operating Expense (LOE)	$0.11	$0.14	$0.15
Production, Ad Valorem, and Other Fees	0.05	0.06	0.05
Transportation, Gathering and Compression	0.97	0.84	0.98
Depreciation, Depletion and Amortization (DD&A)	0.86	0.93	0.89
Total Production Costs	$1.99	$1.97	$2.07

Total Production Cash Costs, before DD&A	$1.13	$1.04	$1.18
Cash Margin, before DD&A	$1.38	$1.88	$1.45
*NGLs, Oil, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: "Total Production Costs" excludes Selling, General, and Administration and Other Operating Expenses.

In the third quarter of 2019, total production costs were higher, compared to the year-earlier quarter, due to increased transportation, gathering, and compression costs, offset in part by improvements to LOE, production taxes, and DD&A.

The primary driver to the increased transportation, gathering, and compression costs was due to higher CNXM fees and firm transportation costs associated with new transportation contracts. The improvement to LOE was driven by decreased employee costs and increased production volumes.

Marketing:
For the third quarter of 2019, CNX's average sales price for natural gas, natural gas liquids (NGLs), oil, and condensate was $2.51 per Mcfe. The average realized price for all liquids for the third quarter of 2019 was $14.26 per barrel.

CNX's weighted average differential from NYMEX in the third quarter of 2019 was negative $0.33 per MMBtu. CNX's average sales price for natural gas before hedging decreased 18.7% to $2.04 per Mcf compared with the average sales price of $2.51 per Mcf in the second quarter of 2019. This decrease results primarily from a lower Henry Hub price reflecting current general market conditions coupled with a wider differential. Including the impact of cash settlements from hedging, CNX's average sales price for natural gas was $0.08 per Mcf, or 3.1%, lower than the second quarter and $0.23 per Mcf, or 8.4%, lower than last year's third quarter.

Total hedged natural gas production in the 2019 fourth quarter is 115.7 Bcf. The annual gas hedge position is shown in the table below:

	2019	2020
Volumes Hedged (Bcf), as of 10/9/19	405.2*	489.6
*Includes actual settlements of 312.5 Bcf.

CNX's hedged gas volumes include a combination of NYMEX financial hedges, index (NYMEX and basis) financial hedges, and physical fixed price sales. In addition, to protect the NYMEX hedge volumes from basis exposure, CNX enters into basis-only financial hedges and physical sales with fixed basis at certain sales points. CNX's gas hedge position through 2023 as of October 9, 2019 is shown in the table below:

	Q4 2019	2019	2020	2021	2022	2023
NYMEX Only Hedges
Volumes (Bcf)	112.3	388.4	478.3	393.2	264.7	117.5
Average Prices ($/Mcf)	$2.98	$3.02	$2.97	$2.93	$3.01	$2.90
Physical Fixed Price Sales and Index Hedges
Volumes (Bcf)	3.4	16.8	11.3	21.0	13.4	27.1
Average Prices ($/Mcf)	$2.54	$2.63	$2.45	$2.50	$2.60	$2.14
Total Volumes Hedged (Bcf)[1]	115.7	405.2	489.6	414.2	278.1	144.6

NYMEX + Basis (fully-covered volumes)[2]
Volumes (Bcf)	112.9	403.4	484.0	414.2	268.0	142.1
Average Prices ($/Mcf)	$2.65	$2.68	$2.54	$2.40	$2.42	$2.27
NYMEX Only Hedges Exposed to Basis
Volumes (Bcf)	2.8	1.8	5.6	—	10.1	2.5
Average Prices ($/Mcf)	$2.98	$3.02	$2.97	$—	$3.01	$2.90
Total Volumes Hedged (Bcf)[1]	115.7	405.2	489.6	414.2	278.1	144.6
12021 excludes 8.1 Bcf of physical basis sales not matched with NYMEX hedges.
2Includes physical sales with fixed basis in Q4 2019, 2019, 2020, 2021, 2022, and 2023 of 31.1 Bcf, 127.8 Bcf, 88.9 Bcf, 75.9 Bcf, 42.0 Bcf, and 3.4 Bcf, respectively.

During the third quarter of 2019, CNX added additional NYMEX natural gas hedges of 28.0 Bcf, and 24.9 Bcf for 2019, and 2020, respectively. To help mitigate basis exposure on NYMEX hedges, in the third quarter CNX added 27.7 Bcf, 44.1 Bcf, 33.6 Bcf, and 25.2 Bcf, of basis hedges for 2019, 2020, 2021, and 2022, respectively.

Finance:
At September 30, 2019, CNX's Stand-alone net debt to trailing-twelve-months (TTM) adjusted Stand-alone EBITDAX (including distributions from CNXM) was 2.4x. On a consolidated basis, CNX's net debt to TTM adjusted EBITDAX was 2.6x.

At September 30, 2019, CNX's credit facility had $613 million of borrowings outstanding and $199 million of letters of credit outstanding, leaving $1,288 million of unused capacity. In addition, CNX holds 21.7 million CNXM limited partnership units, with a current market value of approximately $283 million as of October 15, 2019, a 2% General Partner interest, and incentive distribution rights.

During the quarter, the company repurchased 1,000,000 shares. Since the October 2017 inception of the current share repurchase program and as of October 15, 2019, CNX has repurchased a total of approximately 45.2 million shares for approximately $602 million, resulting in 186,586,751 shares outstanding, which is an approximate 19% reduction to total shares outstanding. The company has approximately $148 million remaining on its current $750 million share repurchase program, which is not subject to an expiration date.

Guidance and Capital Update:
CNX is updating 2019 production volumes to 530-540 Bcfe, compared to the previous guidance of 510-530 Bcfe. CNX is updating 2020 production volumes to 535-565 Bcfe, compared to the previous guidance of 570-595 Bcfe. The updated guidance equates to an increase of 3% over 2019, based on the midpoints of the updated guidance.

Adjusted EBITDAX(1)	Previous			Updated			Previous			Updated
	2019E			2019E			2020E			2020E
($ in millions, except per share data)	Low		High	Low		High	Low		High	Low		High
Stand-Alone (Including Distributions)(2)	$740	-	$760	$745	-	$765	$770	-	$815	$710	-	$755
Stand-Alone (Including Distributions)(2) per Share	$3.95	-	$4.05	$3.99	-	$4.10	$4.11	-	$4.35	$3.81	-	$4.05
Consolidated	$885	-	$925	$910	-	$940	$945	-	$1,010	$885	-	$950
(1) Updated EBITDAX based on NYMEX forward strip as of October 9, 2019.
(2) 2019 and 2020 include approximately $55 million and $75 million, respectively, of projected distributions from ownership interests in CNXM. Per share calculation uses 186.6 million shares outstanding as of October 15, 2019.

Note: CNX is unable to provide a reconciliation of projected financial results contained in this release, including FCF, adjusted EBITAX, fully burdened cash costs and other metrics to their respective comparable financial measure calculated in accordance with GAAP. This is due to our inability to calculate the comparable GAAP projected metrics, including operating income and total production costs, given the unknown effect, timing, and potential significance of certain income statement items.

Despite lower natural gas prices since the previous guidance update, the company expects full-year 2019 adjusted EBITDAX to increase due to higher production volumes and lower costs. The updated guidance assumes 2019 NYMEX gas price in the fourth quarter of $2.37 per MMBtu on open volumes and a basis differential of negative $0.38 per MMBtu. This compares to the previous guidance, using gas prices as of July 8, 2019, which assumed a second half 2019 NYMEX gas price of $2.45 per MMBtu and an average basis differential of negative $0.30 per MMBtu.

The company expects lower 2020 adjusted EBITDAX, compared to the previous guidance update, due to lower volumes and a decline in natural gas prices since July 8, 2019, which is the date used for the previous guidance. The updated guidance assumes 32.5 Bcfe less production volumes in 2020, compared to the previous guidance update; however, 15 Bcfe was accelerated from 2020 into 2019, which is responsible for the production increase in 2019. Also, the updated guidance assumes 2020 NYMEX gas price of $2.40 per MMBtu on open volumes and an average basis differential of negative $0.30 per MMBtu. This compares to the previous guidance, which assumed a 2020 NYMEX gas price of $2.55 per MMBtu and an average basis differential of negative $0.30 per MMBtu.

Despite a lower commodity strip, the company expects to generate $146 million of FCF in 2020, which is an increase compared to the previous guidance of $135 million, as a result of offsetting reductions in capital expenditures and SG&A savings. The updated 2019 guidance is also improved with EBITDAX increasing and capital expenditures declining, compared to the previous update.

Capital Expenditures	Previous			Updated			Previous			Updated
	2019E			2019E			2020E			2020E
($ in millions)	Low		High	Low		High	Low		High	Low		High
Drilling & Completion (D&C)	$695	-	$745	$690	-	$715	$450	-	$520	$400	-	$450
Non-D&C	$200	-	$200	$200	-	$200	$90	-	$100	$90	-	$100
Total Stand-Alone Capital	$895	-	$945	$890	-	$915	$540	-	$620	$490	-	$550
CNX Midstream LP Capital	$310	-	$330	$310	-	$330	$80	-	$100	$80	-	$100
Total Consolidated Capital	$1,205	-	$1,275	$1,200	-	$1,245	$620	-	$720	$570	-	$650

Free Cash Flow (FCF)	—			—			$135			$146

Third quarter 2019 capital expenditure came in lower than expected, and the company is reducing its full-year 2019 capital guidance, while increasing production volumes. For 2020, the company is reducing its full-year capital guidance and production volumes, primarily due to plan changes and associated timing.

For 2019 and 2020 combined, the company expects to spend approximately $80 million less capital than previously announced, resulting in 17.5 Bcfe less production, after accounting for the 15 Bcfe accelerated from 2020 into 2019.

About CNX
CNX Resources Corporation (NYSE: CNX) is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. The company deploys an organic growth strategy focused on responsibly developing its resource base. As of December 31, 2018, CNX had 7.9 trillion cubic feet equivalent of proved natural gas reserves. The company is a member of the Standard & Poor's Midcap 400 Index. Additional information may be found at www.cnx.com.

Non-GAAP Financial Measures
Definitions: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDAX is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes, depreciation, depletion and amortization, and exploration. Adjusted EBITDAX consolidated is defined as EBITDAX after adjusting for the discrete items listed below. Stand-alone EBITDAX is defined as the adjusted EBITDAX related to both CNX's E&P and Unallocated segments (See Note 24 - Segment Information in CNX's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for more information) plus the distributions CNX receives during the current period from CNXM related to its limited partnership units, general partner units, and incentive distribution rights (IDRs). Although EBIT, EBITDAX, Stand-alone EBITDAX and adjusted EBITDAX consolidated are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Resources because they are widely used to evaluate a company's operating performance. We exclude stock-based compensation from adjusted EBITDAX because we do not believe it accurately reflects the actual operating expense incurred during the relevant period and may vary widely from period to period irrespective of operating results. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDAX, Stand-alone EBITDAX or adjusted EBITDAX consolidated identically, the presentation here may not be comparable to similarly titled measures of other companies. Adjusted EBITDAX per outstanding share, adjusted net income per outstanding share, Stand-

alone EBITDAX and adjusted EBITDAX consolidated, with shares measured as of October 15, 2019, are not measures of performance calculated in accordance with generally accepted accounting principles. Management believes that these financial measures are useful to an investor in evaluating CNX Resources because (i) analysts utilize these metrics when evaluating company performance and, (ii) given that we have an active share repurchase program, analysts have requested this information as of a recent practicable date, and we want to provide updated information to investors.

Reconciliation of EBIT, EBITDAX, adjusted EBITDAX consolidated, Stand-alone EBITDAX, adjusted net income, net debt and TTM EBITDAX to financial net income is as follows:

	Three Months Ended
	September 30,
	2019	2019	2019
Dollars in thousands	Stand-alone[1]	Midstream	Total Company
Net Income	$102,219	$41,741	$143,960
Interest Expense	30,783	7,622	38,405
Interest Income	(1,078)	—	(1,078)
Income Tax Expense	48,902	—	48,902
Earnings Before Interest & Taxes (EBIT)	$180,826	$49,363	$230,189
Depreciation, Depletion & Amortization	111,839	8,620	120,459
Exploration Expense	6,075	—	6,075
Earnings Before Interest, Taxes, DD&A and Exploration (EBITDAX)	$298,740	$57,983	$356,723
Adjustments:
Unrealized Gain on Commodity Derivative Instruments	$(156,872)	$—	$(156,872)
Stock-Based Compensation	1,453	328	1,781
Severance Expense	1,563	436	1,999
Total Pre-tax Adjustments	$(153,856)	$764	$(153,092)
Adjusted EBITDAX Consolidated	$144,884	$58,747	$203,631
Midstream Distributions	14,388	N/A	N/A
Stand-alone EBITDAX	$159,272	N/A	N/A
1 Stand-alone includes both CNX's E&P and Unallocated segments. See Note 24 - Segment Information in CNX's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission, for more information.

	Three Months Ended
	September 30,
	2018	2018	2018
Dollars in thousands	Stand-alone[1]	Midstream	Total Company
Net Income	$115,583	$31,173	$146,756
Interest Expense	28,467	7,256	35,723
Interest Income	(42)	—	(42)
Income Tax Expense	56,678	—	56,678
Earnings Before Interest & Taxes (EBIT)	$200,686	$38,429	$239,115
Depreciation, Depletion & Amortization	111,844	7,741	119,585
Exploration Expense	3,321	—	3,321
Earnings Before Interest, Taxes, DD&A and Exploration (EBITDAX)	$315,851	$46,170	$362,021
Adjustments:
Unrealized Gain on Commodity Derivative Instruments	$(15,181)	$—	$(15,181)
Gain on Certain Asset Sales	(130,849)	—	(130,849)
Severance Expense	513	—	513
Litigation Settlements	2,000	—	2,000
Loss on Debt Extinguishment	15,385	—	15,385
Stock-Based Compensation	4,737	506	5,243
Total Pre-tax Adjustments	$(123,395)	$506	$(122,889)
Adjusted EBITDAX Consolidated	$192,456	$46,676	$239,132
Midstream Distributions	10,078	N/A	N/A
Stand-alone EBITDAX	$202,534	N/A	N/A
1 Stand-alone includes both CNX's E&P and Unallocated segments. See Note 24 - Segment Information in CNX's Annual Report on Form 10-K for fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission, for more information.

Reconciliation of Adjusted Net Income

	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Dollars in thousands	Stand-alone[1]	Stand-alone[1]	Total Company	Total Company
Net Income from EBITDAX Reconciliation	$102,219	$115,583	$143,960	$146,756
Adjustments:
Total Pre-tax Adjustments from EBITDAX Reconciliation	(153,856)	(123,395)	(153,092)	(122,889)
Tax effect of Adjustments	40,464	33,465	40,263	33,328
Adjusted Net (Loss) Income	$(11,173)	$25,653	$31,131	$57,195
1 Stand-alone includes both CNX's E&P and Unallocated segments. See Note 24 - Segment Information in CNX's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission, for more information.

Management uses net debt to determine the company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. Management believes that using net debt attributable to CNX Resources shareholders is useful to investors in determining the company's leverage ratio since the company could choose to use its cash and cash equivalents to retire debt.

Net Debt	September 30, 2019
	Stand-alone[1]	Midstream	Total Company
Total Long-Term Debt (GAAP)	$2,000,309	$639,925	$2,640,234
Less Cash and Cash Equivalents	2,847	2,637	5,484
Net Debt (Non-GAAP)	$1,997,462	$637,288	$2,634,750
1Stand-alone includes both CNX's E&P and Unallocated segments.

Reconciliation of Trailing-Twelve-Months (TTM) EBITDAX by Quarter

	Three Months Ended				Twelve Months Ended
	December 31,	March 31,	June 30,	September 30,	September 30,
Dollars in thousands	2018	2019	2019	2019	2019
Net Income (Loss)	$129,415	$(64,651)	$192,694	$143,960	$401,418
Interest Expense	33,222	35,771	40,152	38,405	147,550
Interest Income	1	(722)	(71)	(1,078)	(1,870)
Income Tax (Benefit) Expense	(23,713)	(11,559)	40,791	48,902	54,421
Earnings Before Interest & Taxes (EBIT)	$138,925	$(41,161)	$273,566	$230,189	$601,519
Depreciation, Depletion & Amortization	130,084	125,161	128,999	120,459	504,703
Exploration Expense	2,633	3,258	5,567	6,075	17,533
Earnings Before Interest, Taxes, DD&A, and Exploration (EBITDAX)	$271,642	$87,258	$408,132	$356,723	$1,123,755
Adjustments:
Unrealized Loss (Gain) on Commodity Derivative Instruments	$36,727	$153,994	$(210,909)	$(156,872)	$(177,060)
Loss on Certain Asset Sales and Abandonments	96	3,564	—	—	3,660
Severance Expense	(55)	—	1,182	1,999	3,126
Stock Based Compensation	5,478	10,903	23,873	1,781	42,035
(Gain) Loss on Debt Extinguishment	(315)	7,537	77	—	7,299
Shaw Event	—	4,305	—	—	4,305
Total Pre-tax Adjustments	$41,931	$180,303	$(185,777)	$(153,092)	$(116,635)
Adjusted EBITDAX Consolidated TTM	$313,573	$267,561	$222,355	$203,631	$1,007,120

Reconciliation of Stand-alone EBITDAX Trailing-Twelve-Months (TTM)

	Twelve Months Ended September 30, 2019
Dollars in thousands	Stand-alone[1]	Midstream	Total Company
Net Income	$243,371	$158,047	$401,418
Interest Expense	118,153	29,397	147,550
Interest Income	(1,870)	—	(1,870)
Income Tax Expense	54,421	—	54,421
Earnings Before Interest & Taxes (EBIT)	$414,075	$187,444	$601,519
Depreciation, Depletion & Amortization	471,933	32,770	504,703
Exploration Expense	17,533	—	17,533
Earnings Before Interest, Taxes, DD&A, and Exploration (EBITDAX)	$903,541	$220,214	$1,123,755
Adjustments:
Unrealized Gain on Commodity Derivative Instruments	$(177,060)	$—	$(177,060)
(Gain) Loss on Certain Asset Sales and Abandonments	(3,569)	7,229	3,660
Severance Expense	2,690	436	3,126
Stock Based Compensation	39,919	2,116	42,035
Loss on Debt Extinguishment	7,299	—	7,299
Shaw Event	4,305	—	4,305
Total Pre-tax Adjustments	$(126,416)	$9,781	$(116,635)
Adjusted EBITDAX Consolidated TTM	$777,125	$229,995	$1,007,120
Midstream Distributions	50,869	N/A	N/A
Stand-alone EBITDAX TTM	$827,994	N/A	N/A
1 Stand-alone includes both CNX's E&P and Unallocated Segments.

Cautionary Statements
We are including the following cautionary statement in this press release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of us. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in 21E of the Securities Exchange Act of 1934 (the "Exchange Act")) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," "will," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe a strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: prices for natural gas and natural gas liquids are volatile and can fluctuate widely based upon a number of factors beyond our control including oversupply relative to the demand for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our natural gas and natural gas liquids affecting our operating results and cash flows; our dependence on gathering, processing and transportation facilities and other midstream facilities owned by CNXM and others; disruption of, capacity constraints in, or proximity to pipeline systems that could limit sales of our natural gas and natural gas liquids, and decreases in availability of third-party pipelines or other midstream facilities interconnected to CNXM’s gathering systems; uncertainties in estimating our economically recoverable natural gas reserves, and inaccuracies in our estimates; the high-risk nature of drilling natural gas wells; our identified drilling locations are scheduled out over multiple years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for natural gas and for our securities; environmental regulations introduce uncertainty that could adversely impact the market for natural gas with potential short and long-term liabilities; the risks inherent in natural gas operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions that could impact financial results; decreases in the availability of, or increases in the price of, required personnel, services, equipment, parts and raw materials to support our operations; if natural gas prices remain depressed or drilling efforts are unsuccessful, we may be required to record write-downs of our proved natural gas properties; a loss of our competitive position because of the competitive nature of the natural gas industry or overcapacity in this industry impairing our profitability; deterioration in the economic conditions in any of the industries in which our customers operate, a domestic or worldwide financial downturn, or negative credit market conditions; hedging activities may prevent us from benefiting from price increases and may expose us to other risks; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; existing and future government laws, regulations and other legal requirements that govern our business may increase our costs of doing business and may restrict our operations; significant costs and liabilities may be incurred as a result of pipeline and related facility integrity management program testing and any related pipeline repair or preventative or remedial measures; our ability to find adequate water sources for our use in natural gas drilling, or our ability to dispose of or recycle water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; the outcomes of various legal proceedings, including those which are more fully described in our reports filed under the Exchange Act; acquisitions and divestitures we anticipate may not occur or produce anticipated benefits; risks associated with our debt; failure to find or acquire economically recoverable natural gas reserves to replace our current natural gas reserves; decrease in our borrowing base, which could decrease for a variety of reasons including lower natural gas prices, declines in natural gas proved reserves, and lending requirements or regulations; we may operate a portion of our business with one or more joint venture partners or in circumstances where we are not the operator, which may restrict our operational and corporate flexibility and we may not realize the benefits we expect to realize from a joint venture; changes in federal or state income tax laws, particularly in the area of intangible drilling costs; challenges associated with strategic determinations, including the allocation of capital and other resources to strategic opportunities; our development and exploration projects, as well as CNXM’s midstream system development, require substantial capital expenditures; terrorist attacks or cyber-attacks could have a material adverse effect on our business, financial condition or results of operations; construction of new gathering, compression, dehydration, treating or other midstream assets by CNXM may not result in revenue increases and may be subject to regulatory, environmental, political, legal and economic risks; our success depends on key members of our management and our ability to attract and retain experienced technical and other professional personnel; we may not achieve some or all of the expected benefits of the separation of CONSOL Energy; CONSOL Energy may fail to perform under various transaction agreements that were executed as part of the separation, including with respect to indemnification obligations; CONSOL Energy may not be able to satisfy its indemnification obligations in the future and such indemnities may not be sufficient to hold us harmless from the full amount of liabilities for which CONSOL Energy has been allocated responsibility; and the separation could result in substantial tax liability; and, with respect to the sale of the Ohio Joint Venture Utica assets, disruption to our business, including customer, employee and supplier relationships resulting from this transaction, and the impact of the transaction on our future operating and financial results. Additional factors are described in detail under the captions "Forward Looking Statements" and "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission, as supplemented by our quarterly reports on Form 10-Q.

Contacts:
Investor:     Tyler Lewis, at (724) 485-3157

Media:     Brian Aiello, at (724) 485-3078

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
Revenues and Other Operating Income:	2019	2018	2019	2018
Natural Gas, NGLs and Oil Revenue	$265,051	$344,712	$1,043,862	$1,084,851
Gain on Commodity Derivative Instruments	213,913	18,005	240,118	78,752
Purchased Gas Revenue	29,192	10,560	64,181	38,546
Midstream Revenue	18,525	19,946	55,863	69,684
Other Operating Income	3,316	3,903	9,436	23,146
Total Revenue and Other Operating Income	529,997	397,126	1,413,460	1,294,979
Costs and Expenses:
Operating Expense
Lease Operating Expense	14,202	16,202	52,706	78,350
Transportation, Gathering and Compression	80,193	68,907	244,217	230,935
Production, Ad Valorem, and Other Fees	6,127	7,342	20,103	24,277
Depreciation, Depletion and Amortization	120,459	119,585	374,619	363,338
Exploration and Production Related Other Costs	6,075	3,321	14,900	9,401
Purchased Gas Costs	27,490	10,602	62,476	37,404
Impairment of Other Intangible Assets	—	—	—	18,650
Selling, General, and Administrative Costs	24,307	32,435	109,016	98,693
Other Operating Expense	19,746	17,405	61,197	51,238
Total Operating Expense	298,599	275,799	939,234	912,286
Other Expense (Income)
Other Expense (Income)	3,439	1,105	2,757	(4,812)
Gain on Asset Sales and Abandonments	(3,308)	(134,320)	(610)	(148,942)
Gain on Previously Held Equity Interest	—	—	—	(623,663)
Loss on Debt Extinguishment	—	15,385	7,614	54,433
Interest Expense	38,405	35,723	114,328	112,712
Total Other Expense (Income)	38,536	(82,107)	124,089	(610,272)
Total Costs and Expenses	337,135	193,692	1,063,323	302,014
Earnings Before Income Tax	192,862	203,434	350,137	992,965
Income Tax Expense	48,902	56,678	78,133	239,269
Net Income	143,960	146,756	272,004	753,696
Less: Net Income Attributable to Noncontrolling Interest	28,422	21,727	81,325	59,090
Net Income Attributable to CNX Resources Shareholders	$115,538	$125,029	$190,679	$694,606

Earnings per Share
Basic	$0.62	$0.59	$1.01	$3.22
Diluted	$0.61	$0.59	$1.01	$3.18

Dividends Declared	$—	$—	$—	$—

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
(Unaudited)	2019	2018	2019	2018
Net Income	$143,960	$146,756	$272,004	$753,696
Other Comprehensive Income:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($15), ($13), ($44), ($794))	41	22	126	2,004

Comprehensive Income	144,001	146,778	272,130	755,700

Less: Comprehensive Income Attributable to Noncontrolling Interest	28,422	21,727	81,325	59,090

Comprehensive Income Attributable to CNX Resources Shareholders	$115,579	$125,051	$190,805	$696,610

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	September 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and Cash Equivalents	$5,484	$17,198
Accounts and Notes Receivable:
Trade	96,997	252,424
Other Receivables	11,462	11,077
Supplies Inventories	7,527	9,715
Recoverable Income Taxes	11,184	149,481
Prepaid Expenses	213,072	61,791
Total Current Assets	345,726	501,686
Property, Plant and Equipment:
Property, Plant and Equipment	10,512,298	9,567,428
Less—Accumulated Depreciation, Depletion and Amortization	2,981,723	2,624,984
Total Property, Plant and Equipment—Net	7,530,575	6,942,444
Other Assets:
Operating Lease Right-of-Use Assets	205,647	—
Investment in Affiliates	17,110	18,663
Goodwill	796,359	796,359
Other Intangible Assets	98,285	103,200
Other	292,556	229,818
Total Other Assets	1,409,957	1,148,040
TOTAL ASSETS	$9,286,258	$8,592,170

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	September 30, 2019	December 31, 2018
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$308,003	$229,806
Current Portion of Finance Lease Obligations	7,203	6,997
Current Portion of Operating Lease Obligations	65,061	—
Other Accrued Liabilities	241,357	286,172
Total Current Liabilities	621,624	522,975
Non-Current Liabilities:
Long-Term Debt	2,640,234	2,378,205
Finance Lease Obligations	9,400	13,299
Deferred Income Taxes	476,968	398,682
Operating Lease Obligations	122,514	—
Asset Retirement Obligations	33,123	37,479
Other	160,577	159,787
Total Non-Current Liabilities	3,442,816	2,987,452
TOTAL LIABILITIES	4,064,440	3,510,427
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 186,586,751 Issued and Outstanding at September 30, 2019; 198,663,342 Issued and Outstanding at December 31, 2018	1,870	1,990
Capital in Excess of Par Value	2,197,783	2,264,063
Preferred Stock, 15,000,000 shares authorized, None issued and outstanding	—	—
Retained Earnings	2,243,104	2,071,809
Accumulated Other Comprehensive Loss	(7,778)	(7,904)
Total CNX Resources Stockholders’ Equity	4,434,979	4,329,958
Noncontrolling Interest	786,839	751,785
TOTAL STOCKHOLDERS' EQUITY	5,221,818	5,081,743
TOTAL LIABILITIES AND EQUITY	$9,286,258	$8,592,170

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
(Unaudited)	2019	2018	2019	2018
Total Stockholders’ Equity, Beginning Balance	$5,099,995	$5,038,923	$5,081,743	$3,899,899

Common Stock and Capital in Excess of Par Value:
Beginning Balance	2,205,848	2,374,788	2,266,053	2,452,564
Issuance of Common Stock	49	126	211	1,689
Purchase and Retirement of Common Stock	(7,697)	(66,503)	(101,687)	(155,191)
Amortization of Stock-Based Compensation Awards	1,453	4,737	35,076	14,086
Ending Balance	2,199,653	2,313,148	2,199,653	2,313,148

Retained Earnings:
Beginning Balance	2,127,627	1,940,507	2,071,809	1,455,811
Net Income	115,538	125,029	190,679	694,606
Purchase and Retirement of Common Stock	—	(61,512)	(13,790)	(141,543)
Shares Withheld for Taxes	(61)	(136)	(5,594)	(4,986)
Ending Balance	2,243,104	2,003,888	2,243,104	2,003,888

Accumulated Other Comprehensive Loss:
Beginning Balance	(7,819)	(6,494)	(7,904)	(8,476)
Other Comprehensive Income	41	22	126	2,004
Ending Balance	(7,778)	(6,472)	(7,778)	(6,472)

Total CNX Resources Corporation Stockholders' Equity	4,434,979	4,310,564	4,434,979	4,310,564

Non-Controlling Interest:
Beginning Balance	774,339	730,122	751,785	—
Net Income	28,422	21,727	81,325	59,090
Shares Withheld for Taxes	—	(1)	(690)	(348)
Amortization of Stock-Based Compensation Awards	328	506	1,481	1,775
Distributions to CNXM Noncontrolling Interest Holders	(16,250)	(14,099)	(47,062)	(40,839)
Acquisition of CNX Gathering, LLC	—	—	—	718,577
Ending Balance	786,839	738,255	786,839	738,255

Total Stockholders' Equity, Ending Balance	$5,221,818	$5,048,819	$5,221,818	$5,048,819

CNX RESOURCES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
Cash Flows from Operating Activities:	2019	2018	2019	2018
Net Income	$143,960	$146,756	$272,004	$753,696
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	120,459	119,585	374,619	363,338
Amortization of Deferred Financing Costs	1,649	1,818	6,057	6,640
Impairment of Other Intangible Assets	—	—	—	18,650
Stock-Based Compensation	1,781	5,243	36,557	15,861
Gain on Asset Sales and Abandonments	(3,308)	(134,320)	(610)	(148,942)
Gain on Previously Held Equity Interest	—	—	—	(623,663)
Loss on Debt Extinguishment	—	15,385	7,614	54,433
Gain on Commodity Derivative Instruments	(213,913)	(18,005)	(240,118)	(78,752)
Net Cash Received in Settlement of Commodity Derivative Instruments	57,041	2,825	26,331	2,518
Deferred Income Taxes	48,902	68,922	78,133	259,116
Equity in Earnings of Affiliates	(673)	(1,241)	(1,703)	(4,688)
Return on Equity Investment	1,200	—	3,256	—
Changes in Operating Assets:
Accounts and Notes Receivable	28,724	5,969	154,715	50,125
Recoverable Income Taxes	102,518	(12,244)	138,406	(8,501)
Supplies Inventories	3,715	773	2,188	1,016
Prepaid Expenses	1,438	(1,664)	5,725	(337)
Changes in Operating Liabilities:
Accounts Payable	25,934	5,730	55,280	2,532
Accrued Interest	(2,691)	9,170	2,359	5,812
Other Operating Liabilities	4,703	28,914	(31,689)	30,418
Changes in Other Liabilities	(16,134)	(4,362)	(23,041)	(9,736)
Other	114	35	9	683
Net Cash Provided by Operating Activities	305,419	239,289	866,092	690,219
Cash Flows from Investing Activities:
Capital Expenditures	(336,137)	(297,465)	(964,502)	(794,124)
CNX Gathering LLC Acquisition, Net of Cash Acquired	—	—	—	(299,272)
Proceeds from Asset Sales	8,189	347,391	15,276	500,811
Net Distributions from Equity Affiliates	—	4,100	—	7,750
Net Cash (Used in) Provided by Investing Activities	(327,948)	54,026	(949,226)	(584,835)
Cash Flows from Financing Activities:
Payments on Miscellaneous Borrowings	(1,807)	(1,708)	(5,322)	(5,455)
Payments on Long-Term Notes	—	(212,000)	(405,876)	(935,419)
Net Proceeds from (Payments on) CNXM Revolving Credit Facility	38,000	33,000	162,000	(105,500)
(Payments on) Proceeds from CNX Revolving Credit Facility	(16,800)	17,000	1,200	439,000
Proceeds from Issuance of CNX Senior Notes	—	—	500,000	—
Proceeds from Issuance of CNXM Senior Notes	—	—	—	394,000
Distributions to CNXM Noncontrolling Interest Holders	(16,250)	(14,099)	(47,062)	(40,839)
Proceeds from Issuance of Common Stock	49	127	210	1,689
Shares Withheld for Taxes	(62)	(138)	(6,284)	(5,335)
Purchases of Common Stock	(7,697)	(127,645)	(117,477)	(294,365)
Debt Repurchase and Financing Fees	(31)	(26)	(9,969)	(19,655)
Net Cash (Used in) Provided by Financing Activities	(4,598)	(305,489)	71,420	(571,879)
Net Decrease in Cash and Cash Equivalents	(27,127)	(12,174)	(11,714)	(466,495)
Cash and Cash Equivalents at Beginning of Period	32,611	54,846	17,198	509,167
Cash and Cash Equivalents at End of Period	$5,484	$42,672	$5,484	$42,672